Exhibit 99.1

(Filed herewith)

News Release

News Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Completes Record Year With Fourth-Quarter Earnings of $670 Million

¾              Fourth-quarter income rises 46 percent on 20 percent increase in sales and revenues; full-year income hits record $2.8 billion.

¾              Broad-based improvement reflects significantly higher results from all divisions.

¾              Healthy farm conditions, skillful execution of business plans drive performance.

¾              Further improvement in sales and profit forecast for 2012.

MOLINE, Illinois (November 23, 2011) — Net income attributable to Deere & Company was $669.6 million, or $1.62 per share, for the fourth quarter ended October 31, compared with $457.2 million, or $1.07 per share, for the same period last year.

For fiscal 2011, net income attributable to Deere & Company was $2.800 billion, or $6.63 per share, compared with $1.865 billion, or $4.35 per share, last year.

Worldwide net sales and revenues increased 20 percent, to $8.612 billion, for the fourth quarter and were up 23 percent to $32.013 billion for the full year. Net sales of the equipment operations were $7.903 billion for the quarter and $29.466 billion for full-year 2011, compared with $6.564 billion and $23.573 billion for the corresponding periods last year.

“John Deere has completed another year of exceptional achievement,” said Samuel R. Allen, chairman and chief executive officer. “Our success reflects a

Deere Announces Fourth-Quarter Earnings	5

continued pattern of strong customer response to our innovative lines of equipment coupled with the skillful execution of business plans aimed at expanding our global competitive position.”

During the year, Deere introduced a record number of products and announced plans for six new factories, in China, Brazil and India. “John Deere’s record performance is a further tribute to our operating model, which stresses rigorous cost management and asset efficiency,” Allen stated. “As a result, we are achieving unprecedented financial results and generating healthy levels of cash flow. These dollars are funding growth throughout the world and also are being shared directly with investors in the form of dividends and share repurchases.”

Summary of Operations

Net sales of the worldwide equipment operations increased 20 percent for the quarter and 25 percent for the year. Sales included a favorable currency-translation effect of 2 percent for the quarter and 3 percent for the year and price increases of 3 percent for both periods. Equipment net sales in the United States and Canada rose 14 percent for the quarter and 17 percent for the year. Outside the U.S. and Canada, net sales were up 31 percent and 38 percent for the respective periods, with favorable currency-translation effects of 4 percent and 7 percent.

Deere’s equipment operations reported operating profit of $955 million for the quarter and $3.839 billion for the year, compared with $716 million and $2.909 billion last year. Results were better for both periods largely due to higher shipment volumes and improved price realization. These factors were partially offset by increased raw-material costs, higher manufacturing-overhead costs related to new products, and higher research and development expenses. In addition, full-year results were impacted by higher selling, administrative and general expenses.

Net income of the company’s equipment operations was $552 million for the quarter and $2.329 billion for the year, compared with $357 million and $1.492 billion last year. The same operating factors mentioned above, along with a lower effective tax rate, affected both the quarterly and annual results.

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Financial services reported net income attributable to Deere & Company of $122.1 million for the quarter and $471.0 million for the year compared with $98.4 million and $372.5 million, respectively, last year. Results for both periods benefited from growth in the credit portfolio and a lower provision for credit losses, partially offset by narrower financing spreads and a higher effective tax rate. Included in 2010 fourth-quarter results was a write-down of wind-energy assets held for sale to fair value.

Company Outlook & Summary

In spite of an unsettled global economy, demand for John Deere products is expected to experience substantial growth in fiscal year 2012 and the company is forecasting further increases in sales and earnings as a result. Company equipment sales are projected to increase about 15 percent for the year and to be up 16 to 18 percent for the first quarter compared with the same periods of 2011. Included is a favorable currency-translation impact of about 3 percent for the quarter and about 1 percent for the year. For the full year, net income attributable to Deere & Company is anticipated to be approximately $3.2 billion.

Supported by record 2011 performance, John Deere remains well-positioned to carry out its extensive growth plans and capitalize on positive long-term economic trends, according to Allen. “Thanks in large part to the dedication and hard work of our employees, dealers and suppliers worldwide, John Deere’s plans for helping meet growing global needs for food and infrastructure are moving ahead at an accelerated rate,” he said. “We are proud of the company’s performance in 2011 and look forward to building on these gains in 2012 and beyond. We have great confidence in the company’s future and our role in helping feed, clothe and shelter the world’s growing population. These developments in our view hold great promise, which should prove rewarding to our investors and other stakeholders in the future.”

* * *

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Equipment Division Performance

Agriculture & Turf. Sales were up 18 percent for the quarter and 21 percent for the year primarily due to higher shipment volumes. Improved price realization and favorable currency translation affected sales for both periods.

Operating profit was $868 million for the quarter and $3.447 billion for the year, compared with $662 million and $2.790 billion in 2010. Results were better for both periods largely due to higher shipment volumes and improved price realization. These factors were partially offset by increased raw-material costs, higher manufacturing-overhead costs related to new products, and higher research and development expenses. Additionally, full-year results were negatively affected by increased selling, administrative and general expenses.

Construction & Forestry. Construction and forestry sales rose 34 percent for the quarter and were up 45 percent for the year mainly due to higher shipment volumes. The division had operating profit of $87 million for the quarter and $392 million for the year, compared with $54 million and $119 million last year. Operating profit for both periods moved up primarily due to higher shipment and production volumes and improved price realization. These factors were partially offset by increases in raw-material costs and higher research and development expenses. In addition, higher selling, administrative and general expenses had an impact on full-year results.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of the company’s agriculture and turf division are forecast to increase by about 15 percent for fiscal year 2012, with a favorable currency-translation impact of about 1 percent. Farmers in the world’s major markets are continuing to experience favorable incomes due to strong demand for agricultural commodities. As well, John Deere’s sales are expected to benefit from advanced new products being launched throughout the world and from major expansion projects such as those in emerging markets.

Deere Announces Fourth-Quarter Earnings	8

Industry farm-machinery sales in the U.S. and Canada are forecast to increase 5 to 10 percent in 2012, following an advance in 2011. Overall conditions remain positive and demand continues to be strong, especially for high-horsepower equipment.

Industry sales in the EU 27 nations of Western and Central Europe are forecast to be flat for 2012 as a result of general economic concerns in the region. Sales in the Commonwealth of Independent States are expected to be moderately higher, after rising substantially in 2011.  Sales in Asia are forecast to be up strongly again in 2012. In South America, industry sales for the year are projected to be flat in relation to the attractive levels of 2011.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to increase slightly in 2012.

Construction & Forestry.  Deere’s worldwide sales of construction and forestry equipment are forecast to grow by about 16 percent for fiscal 2012, with a favorable currency-translation impact of about 1 percent. The increase reflects slightly improved market conditions and activity outside of the U.S., including strength in Canada. Construction equipment sales to independent rental companies are expected to see further gains. Deere’s sales also are expected to be supported by a range of advanced new products and by geographic expansion. After considerable growth in 2011, world forestry markets are projected to be about the same in 2012 due to weaker economic conditions in Europe.

Financial Services. Fiscal-year 2012 net income attributable to Deere & Company for the financial services operations is expected to be approximately $450 million. The forecast decline from 2011 is primarily due to an increase in the provision for credit losses, which is anticipated to return to a more typical level, as well as higher selling, administrative and general expenses in support of enterprise growth initiatives. Partially offsetting these items is expected growth in the credit portfolio.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $93.5 million for the fourth quarter and $363.6 million year to date, compared with $96.7 million and $319.4 million for the respective periods last year. Results were lower for the quarter mainly due to narrower financing spreads and a higher effective tax rate, largely offset by growth in the credit portfolio and a lower provision for credit losses. Annual results showed improvement primarily due to growth in the credit portfolio and a lower provision for credit losses, partially offset by narrower financing spreads and a higher effective tax rate.

Net receivables and leases financed by JDCC were $23.184 billion at October 31, 2011, compared with $20.854 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops,

Deere Announces Fourth-Quarter Earnings	10

the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, Russia and the U.S.), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of dry weather in parts of the U.S. and wet weather in parts of Eastern and Western Europe); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Deere Announces Fourth-Quarter Earnings	11

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  The sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, customers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), carbon emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates,  and regulations; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

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Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors

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described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces Fourth-Quarter Earnings	14

Fourth Quarter 2011 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended October 31			Twelve Months Ended October 31
	2011	2010	% Change	2011	2010	% Change
Net sales and revenues:
Agriculture and turf	$6,354	$5,406	+18	$24,094	$19,868	+21
Construction and forestry	1,549	1,158	+34	5,372	3,705	+45
Total net sales	7,903	6,564	+20	29,466	23,573	+25
Financial services *	615	541	+14	2,163	2,074	+4
Other revenues	94	97	-3	384	358	+7
Total net sales and revenues	$8,612	$7,202	+20	$32,013	$26,005	+23

Operating profit: **
Agriculture and turf	$868	$662	+31	$3,447	$2,790	+24
Construction and forestry	87	54	+61	392	119	+229
Financial services *	196	139	+41	725	499	+45
Total operating profit	1,151	855	+35	4,564	3,408	+34
Other reconciling items ***	(481)	(398)	+21	(1,764)	(1,543)	+14
Net income attributable to Deere & Company	$670	$457	+46	$2,800	$1,865	+50

Equipment operations outside the U.S. and Canada:
Net sales	$3,249	$2,472	+31	$12,109	$8,779	+38
Operating profit	93	74	+26	941	607	+55

*

At the beginning of the first quarter of 2011, the Company combined the reporting of the credit segment and the “Other” segment into the financial services segment.  The “Other” segment consisted of an insurance business related to extended warranty policies that did not meet the materiality threshold of reporting.  The revenues and operating profit for previous periods were revised as shown above or as follows:

		2009
	Financial Services
	Revenues	2,028
	Operating profit	242

**

Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

***

Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2011 and 2010
(In millions of dollars and shares except per share amounts) Unaudited

	2011	2010
Net Sales and Revenues
Net sales	$7,903.1	$6,563.7
Finance and interest income	501.9	474.6
Other income	206.7	163.7
Total	8,611.7	7,202.0

Costs and Expenses
Cost of sales	5,926.2	4,908.5
Research and development expenses	346.8	294.4
Selling, administrative and general expenses	859.7	842.0
Interest expense	180.3	192.6
Other operating expenses	241.8	214.2
Total	7,554.8	6,451.7

Income of Consolidated Group before Income Taxes	1,056.9	750.3
Provision for income taxes	382.9	295.3
Income of Consolidated Group	674.0	455.0
Equity in income (loss) of unconsolidated affiliates	(2.0)	4.3
Net Income	672.0	459.3
Less: Net income attributable to noncontrolling interests	2.4	2.1
Net Income Attributable to Deere & Company	$669.6	$457.2

Per Share Data
Basic	$1.63	$1.08
Diluted	$1.62	$1.07

Average Shares Outstanding
Basic	410.4	423.6
Diluted	414.5	429.1

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2011 and 2010
(In millions of dollars and shares except per share amounts) Unaudited

	2011	2010
Net Sales and Revenues
Net sales	$29,466.1	$23,573.2
Finance and interest income	1,922.6	1,825.3
Other income	623.8	606.1
Total	32,012.5	26,004.6

Costs and Expenses
Cost of sales	21,919.4	17,398.8
Research and development expenses	1,226.2	1,052.4
Selling, administrative and general expenses	3,168.7	2,968.7
Interest expense	759.4	811.4
Other operating expenses	716.0	748.1
Total	27,789.7	22,979.4

Income of Consolidated Group before Income Taxes	4,222.8	3,025.2
Provision for income taxes	1,423.6	1,161.6
Income of Consolidated Group	2,799.2	1,863.6
Equity in income of unconsolidated affiliates	8.6	10.7
Net Income	2,807.8	1,874.3
Less: Net income attributable to noncontrolling interests	7.9	9.3
Net Income Attributable to Deere & Company	$2,799.9	$1,865.0

Per Share Data
Basic	$6.71	$4.40
Diluted	$6.63	$4.35

Average Shares Outstanding
Basic	417.4	424.0
Diluted	422.4	428.6

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2011 and 2010

(In millions of dollars) Unaudited

	2011	2010
Assets
Cash and cash equivalents	$3,647.2	$3,790.6
Marketable securities	787.3	227.9
Receivables from unconsolidated affiliates	48.0	38.8
Trade accounts and notes receivable - net	3,294.5	3,464.2
Financing receivables - net	19,923.5	17,682.2
Financing receivables securitized – net	2,905.0	2,238.3
Other receivables	1,330.6	925.6
Equipment on operating leases - net	2,150.0	1,936.2
Inventories	4,370.6	3,063.0
Property and equipment - net	4,352.3	3,790.7
Investments in unconsolidated affiliates	201.7	244.5
Goodwill	999.8	998.6
Other intangible assets - net	127.4	117.0
Retirement benefits	30.4	146.7
Deferred income taxes	2,858.6	2,477.1
Other assets	1,180.5	1,194.0
Assets held for sale		931.4
Total Assets	$48,207.4	$43,266.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,852.3	$5,325.7
Short-term securitization borrowings	2,777.4	2,208.8
Payables to unconsolidated affiliates	117.7	203.5
Accounts payable and accrued expenses	7,804.8	6,481.7
Deferred income taxes	168.3	144.3
Long-term borrowings	16,959.9	16,814.5
Retirement benefits and other liabilities	6,712.1	5,784.9
Total liabilities	41,392.5	36,963.4
Total Deere & Company stockholders’ equity	6,800.3	6,290.3
Noncontrolling interests	14.6	13.1
Total stockholders’ equity	6,814.9	6,303.4
Total Liabilities and Stockholders’ Equity	$48,207.4	$43,266.8

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2011 and 2010
(In millions of dollars) Unaudited

	2011	2010

Cash Flows from Operating Activities
Net income	$2,807.8	$1,874.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	13.5	106.4
Provision for depreciation and amortization	914.9	914.8
Goodwill impairment charge		27.2
Share-based compensation expense	69.0	71.2
Undistributed earnings of unconsolidated affiliates	11.1	(2.2)
Provision (credit) for deferred income taxes	(168.0)	175.0
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(808.9)	(1,100.6)
Inventories	(1,730.5)	(1,052.7)
Accounts payable and accrued expenses	1,287.0	1,057.7
Accrued income taxes payable/receivable	1.2	22.1
Retirement benefits	495.3	(154.1)
Other	(566.1)	343.1
Net cash provided by operating activities	2,326.3	2,282.2

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	12,151.4	11,047.1
Proceeds from maturities and sales of marketable securities	32.4	38.4
Proceeds from sales of equipment on operating leases	683.4	621.9
Government grants related to property and equipment		92.3
Proceeds from sales of businesses, net of cash sold	911.1	34.9
Cost of receivables acquired (excluding receivables related to sales)	(13,956.8)	(12,493.9)
Purchases of marketable securities	(586.9)	(63.4)
Purchases of property and equipment	(1,056.6)	(761.7)
Cost of equipment on operating leases acquired	(624.2)	(551.1)
Acquisitions of businesses, net of cash acquired	(60.8)	(45.5)
Other	(113.7)	(28.1)
Net cash used for investing activities	(2,620.7)	(2,109.1)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(226.1)	756.0
Proceeds from long-term borrowings	5,655.0	2,621.1
Payments of long-term borrowings	(3,220.8)	(3,675.7)
Proceeds from issuance of common stock	170.0	129.1
Repurchases of common stock	(1,667.0)	(358.8)
Dividends paid	(593.1)	(483.5)
Excess tax benefits from share-based compensation	70.1	43.5
Other	(48.5)	(41.4)
Net cash provided by (used for) financing activities	139.6	(1,009.7)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11.4	(24.5)

Net Decrease in Cash and Cash Equivalents	(143.4)	(861.1)
Cash and Cash Equivalents at Beginning of Year	3,790.6	4,651.7
Cash and Cash Equivalents at End of Year	$3,647.2	$3,790.6

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)  Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2011	2010	2011	2010
Dividends declared	$.41	$.30	$1.52	$1.16
Dividends paid	$.41	$.30	$1.41	$1.14

(2)  The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)  Comprehensive income (loss), which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2011	2010	2011	2010
Net income	$672.0	$459.3	$2,807.8	$1,874.3
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	(510.0)	(154.1)	(338.4)	158.0
Cumulative translation adjustment	(180.1)	157.2	17.8	35.7
Unrealized gain on derivatives	7.7	.9	20.9	14.9
Unrealized gain on investments	1.7	1.4	1.3	5.0
Comprehensive income (loss)	$(8.7)	$464.7	$2,509.4	$2,087.9

(4)  The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Net Sales and Revenues
Net sales	$7,903.1	$6,563.7
Finance and interest income	17.8	16.9	$538.6	$512.5
Other income	119.7	104.9	123.0	79.6
Total	8,040.6	6,685.5	661.6	592.1

Costs and Expenses
Cost of sales	5,926.5	4,908.9
Research and development expenses	346.8	294.4
Selling, administrative and general expenses	770.6	725.9	92.5	118.3
Interest expense	40.2	50.3	152.8	154.0
Interest compensation to Financial Services	41.9	43.7
Other operating expenses	53.3	50.5	220.7	181.3
Total	7,179.3	6,073.7	466.0	453.6

Income of Consolidated Group before Income Taxes	861.3	611.8	195.6	138.5
Provision for income taxes	309.1	254.9	73.8	40.4
Income of Consolidated Group	552.2	356.9	121.8	98.1

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	122.1	98.4	.3	.3
Other	(2.3)	4.0
Total	119.8	102.4	.3	.3
Net Income	672.0	459.3	122.1	98.4
Less: Net income attributable to noncontrolling interests	2.4	2.1
Net Income Attributable to Deere & Company	$669.6	$457.2	$122.1	$98.4

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Years Ended October 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Net Sales and Revenues
Net sales	$29,466.1	$23,573.2
Finance and interest income	73.3	64.8	$2,080.8	$1,975.1
Other income	455.5	386.2	292.5	322.5
Total	29,994.9	24,024.2	2,373.3	2,297.6

Costs and Expenses
Cost of sales	21,920.7	17,400.3
Research and development expenses	1,226.2	1,052.4
Selling, administrative and general expenses	2,786.6	2,496.0	394.4	482.9
Interest expense	191.4	184.1	621.0	670.1
Interest compensation to Financial Services	178.5	186.3
Other operating expenses	192.5	177.9	634.2	646.7
Total	26,495.9	21,497.0	1,649.6	1,799.7

Income of Consolidated Group before Income Taxes	3,499.0	2,527.2	723.7	497.9
Provision for income taxes	1,169.6	1,035.2	253.9	126.4
Income of Consolidated Group	2,329.4	1,492.0	469.8	371.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	471.0	372.5	1.2	.9
Other	7.4	9.9
Total	478.4	382.4	1.2	.9
Net Income	2,807.8	1,874.4	471.0	372.4
Less: Net income (loss) attributable to noncontrolling interests	7.9	9.4		(.1)
Net Income Attributable to Deere & Company	$2,799.9	$1,865.0	$471.0	$372.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
As of October 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Assets
Cash and cash equivalents	$3,187.5	$3,348.3	$459.7	$442.3
Marketable securities	502.6		284.7	227.9
Receivables from unconsolidated subsidiaries and affiliates	1,713.4	1,712.6		1.6
Trade accounts and notes receivable - net	1,093.9	999.8	2,807.2	2,979.7
Financing receivables – net	14.0	9.4	19,909.5	17,672.8
Financing receivables securitized - net			2,905.0	2,238.3
Other receivables	965.6	889.5	370.1	49.4
Equipment on operating leases – net			2,150.0	1,936.2
Inventories	4,370.6	3,063.0
Property and equipment –net	4,287.5	3,722.4	64.9	68.3
Investments in unconsolidated subsidiaries and affiliates	3,473.9	3,420.2	8.1	7.0
Goodwill	999.8	998.6
Other intangible assets – net	123.4	113.0	4.0	4.0
Retirement benefits	29.6	145.8	28.0	31.4
Deferred income taxes	3,052.8	2,737.1	91.2	103.2
Other assets	468.6	381.2	712.6	812.9
Assets held for sale				931.4
Total Assets	$24,283.2	$21,540.9	$29,795.0	$27,506.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$528.5	$85.0	$6,323.8	$5,240.7
Short-term securitization borrowings			2,777.4	2,208.8
Payables to unconsolidated subsidiaries and affiliates	117.7	205.2	1,665.5	1,673.7
Accounts payable and accrued expenses	6,869.3	5,757.1	1,547.8	1,253.3
Deferred income taxes	99.0	92.0	354.7	415.5
Long-term borrowings	3,167.1	3,328.6	13,792.8	13,485.9
Retirement benefits and other liabilities	6,686.7	5,771.6	52.6	43.8
Total liabilities	17,468.3	15,239.5	26,514.6	24,321.7
Total Deere & Company stockholders’ equity	6,800.3	6,290.3	3,280.4	3,182.7
Noncontrolling interests	14.6	11.1		2.0
Total stockholders’ equity	6,814.9	6,301.4	3,280.4	3,184.7
Total Liabilities and Stockholders’ Equity	$24,283.2	$21,540.9	$29,795.0	$27,506.4

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Cash Flows from Operating Activities
Net income	$2,807.8	$1,874.4	$471.0	$372.4
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	4.5	6.3	9.0	100.1
Provision for depreciation and amortization	587.0	548.7	401.5	424.6
Goodwill impairment charge		27.2
Undistributed earnings of unconsolidated subsidiaries and affiliates	(118.8)	(156.7)	(1.0)	(.9)
Provision (credit) for deferred income taxes	(278.3)	74.8	110.2	100.2
Changes in assets and liabilities:
Receivables	(109.5)	(333.0)		(5.6)
Inventories	(1,281.8)	(647.7)
Accounts payable and accrued expenses	1,027.0	1,062.9	351.3	5.7
Accrued income taxes payable/receivable	45.3	6.5	(44.1)	15.6
Retirement benefits	483.2	(140.1)	12.1	(14.0)
Other	(168.0)	221.6	(245.0)	276.1
Net cash provided by operating activities	2,998.4	2,544.9	1,065.0	1,274.2

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			13,333.1	12,287.7
Proceeds from maturities and sales of marketable securities	.3		32.2	38.4
Proceeds from sales of equipment on operating leases			683.4	621.9
Government grants related to property and equipment				92.3
Proceeds from sales of businesses, net of cash sold	911.1	34.9
Cost of receivables acquired (excluding trade and wholesale)			(15,365.9)	(13,681.6)
Purchases of marketable securities	(503.1)		(83.8)	(63.4)
Purchases of property and equipment	(1,054.3)	(735.5)	(2.4)	(26.2)
Cost of equipment on operating leases acquired			(1,230.5)	(1,098.4)
Increase in investment in Financial Services	(69.0)	(43.8)
Acquisitions of businesses, net of cash acquired	(60.8)	(37.2)		(8.3)
Increase in trade and wholesale receivables			(561.8)	(838.8)
Other	(79.5)	(32.9)	(35.7)	18.3
Net cash used for investing activities	(855.3)	(814.5)	(3,231.4)	(2,658.1)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	230.8	(127.9)	(456.9)	883.9
Change in intercompany receivables/payables	(552.6)	(1,229.9)	552.6	1,229.9
Proceeds from long-term borrowings	69.0	305.0	5,586.0	2,316.0
Payments of long-term borrowings	(11.5)	(311.5)	(3,209.3)	(3,364.2)
Proceeds from issuance of common stock	170.0	129.1
Repurchases of common stock	(1,667.0)	(358.8)
Capital investment from Equipment Operations			69.0	43.8
Dividends paid	(593.1)	(483.5)	(340.1)	(217.2)
Excess tax benefits from share-based compensation	70.1	43.5
Other	(17.3)	(20.7)	(31.2)	(20.6)
Net cash provided by (used for) financing activities	(2,301.6)	(2,054.7)	2,170.1	871.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.3)	(17.2)	13.7	(7.3)

Net Increase (Decrease) in Cash and Cash Equivalents	(160.8)	(341.5)	17.4	(519.6)
Cash and Cash Equivalents at Beginning of Year	3,348.3	3,689.8	442.3	961.9
Cash and Cash Equivalents at End of Year	$3,187.5	$3,348.3	$459.7	$442.3

*     Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.